UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 30, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2012, OOO TOT Money (which is a subsidiary of Net Element, Inc.) ("TOT Money") entered into an Agreement on transfer of rights and obligations dated July 1, 2012 (the "Assignment Agreement") with Mobile TeleSystems OJSC ("MTS") and OOO RM-Invest ("RM-Invest"). Pursuant to the Assignment Agreement, effective as of August 1, 2012, RM-Invest transferred to TOT Money all of RM-Invest’s rights and obligations under that certain Contract No. D0811373 dated July 1, 2008 (the "Mobile Carrier Agreement") between MTS and RM-Invest, and MTS agreed to the transfer. MTS is a leading telecommunications provider in Russia and the Commonwealth of Independent States. Pursuant to the Mobile Carrier Agreement, TOT Money is using its mobile commerce payment platform to facilitate payments using SMS (short message services, which is a text messaging service) and MMS (multimedia message services) for MTS mobile phone subscribers. The Mobile Carrier Agreement was amended pursuant to the Assignment Agreement to extend the initial term of the Mobile Carrier Agreement to June 14, 2017. Thereafter, the term of the Mobile Carrier Agreement will be automatically extended for additional one-year periods unless either TOT Money or MTS notifies the other party in writing of its decision to terminate the Mobile Carrier Agreement 30 days before the then-current expiration date. Either TOT Money or MTS has the right to terminate the Mobile Carrier Agreement prior to its expiration by providing advance written notice to the other party at least 30 calendar days before the proposed date of termination.

Item 8.01 Other Events.

On September 12, 2012, the Company issued a press release announcing TOT Money's partnership with MTS pursuant to which TOT Money is providing payment processing services to MTS subscribers. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 12, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: September 12, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 12, 2012

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